SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

555 Madison Avenue, 25th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 716-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2006, Innovive Pharmaceuticals, Inc. entered into a license agreement with TMRC Co., Ltd. for the license of patent rights held by TMRC for the North American development and commercialization of tamibarotene, a novel synthetic retinoid. The license granted to us is exclusive, applies to all product that may be subject to the licensed intellectual property and may be used in the treatment of acute promyelocytic leukemia. We may sublicense the intellectual property in our sole discretion. TMRC granted us an option to include within the license the use of the drug in other fields in oncology including multiple myeloma, myelodysplastic syndrome, and solid tumors.

We paid TMRC a license issue fee of $85,000 on execution of the agreement. Under the license agreement, we must pay TMRC royalties based on net sales and make payments to TMRC in the aggregate of $4.3 million upon meeting various clinical and regulatory milestones.

Under the agreement, we must use commercially reasonable efforts to conduct the research and development activities we determine are necessary to obtain regulatory approval to market the product in those countries in North America that we determine are commercially feasible. Pursuant to the agreement, TMRC will provide us with product at a fixed price and in a quantity sufficient to meet our clinical and commercial needs. We will enter into a separate definitive supply agreement for these needs, on the commercial terms established in the license agreement, within the time period prescribed in the agreement.

The license agreement expires with the expiration of the subject patent rights or 15 years from the date of first commercial sale of product in North America, whichever is later. The agreement may be terminated if either party is in breach and the breach is not cured within a required amount of time. We may also terminate the agreement in the event of a material change in the safety profile of the technology that makes continued development impossible.

We have agreed to indemnify TMRC against any liabilities incurred as a result of any claim arising out of our breach of the agreement or our gross negligence or willful misconduct in performing our obligations under the agreement.

We do not have any relationship with TMRC other than the license agreement.

The press release announcing the entry into the license agreement is attached as an exhibit to this report. The license agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2006.

Item 7.01. Regulation FD Disclosure.

The following is a discussion of the background of Tamibarotene and our current plans for its development.

Tamibarotene

Background

Acute promyelocytic leukemia, or APL, is a specific type of acute myeloid leukemia characterized by the t(15;17) translocation, which fuses the promyelocytic leukemia, or PML, gene on chromosome 15 to the retinoic acid receptor, or RAR, a gene on chromosome 17. This fusion causes abnormal cell growth.

Differentiation therapy with all-trans retinoic acid, or ATRA, is the basis for the treatment of APL. Differentiation therapy causes leukemic promyelocytes to mature and undergo cell death. Patients typically receive ATRA in combination with chemotherapy as the initial therapy followed by anthracyline-based consolidation therapy designed to produce complete remission. The majority of patients treated this way generally experience a complete remission of disease. Current National Comprehensive Cancer Network guidelines recommend patients then undergo one to two years of maintenance therapy with ATRA alone to prevent a recurrence. ATRA therapy is associated with several toxicities, the most serious of which is retinoic acid syndrome, or RAS, a serious and potentially fatal complication characterized by fever, dyspnea (breathing difficulties), weight gain, pulmonary infiltrates (abnormal accumulation in the lungs), and pleural or pericardial effusions (excess fluid around the lungs or heart), that occurs in up to 25% of patients treated with ATRA.

Unfortunately, the duration of remission induced by treatment with ATRA alone is typically short. In addition, patients often fail to respond to a second course of treatment with ATRA. Currently, patients who fail ATRA-based therapy are treated with arsenic trioxide, a compound administered intravenously and associated with significant toxicity including irregular heartbeat. There is no standard of care for patients who do not respond to ATRA and arsenic trioxide.

Tamibarotene was developed to specifically overcome resistance to ATRA. In vitro, Tamibarotene is approximately 10 times more potent than ATRA at causing APL cells to differentiate and die. In addition, Tamibarotene has a lower affinity for cellular retinoic acid binding protein, or CRABP, which we believe should allow for sustained plasma levels during administration, resulting in increased efficacy because the drug can be administered over a longer period. Tamibarotene does not bind the RAR-g receptor, the major retinoic acid receptor in the dermal epithelium. In clinical studies, the rate of RAS appeared to be low.

Pre-clinical data

In a variety of preclinical models, Tamibarotene was superior to ATRA with regard to the ability to cause APL cells to differentiate and die. In the clinical setting, in vitro response to Tamibarotene appeared predictive of clinical response, including activity in patients who had a poor response to ATRA.

Clinical data

Tamibarotene is approved in Japan under the brand name Amnolake for use in recurrent APL. The approval was based on data from two studies in Japanese patients. In the pivotal study, the effectiveness of orally administered Tamibarotene was evaluated in

39 patients with APL, including patients who had never received treatment for APL and patients who had been previously treated with ATRA. Tamibarotene was administered orally at a dose of 6 mg/m2/day for eight weeks. The overall response rate in these patients was 61.5%. In patients who had a recurrence of APL following ATRA therapy, the response rate was 81%. RAS was reported in three patients, or 7.3% of the patient group.

Development Plan

We expect to initiate a U.S.-based pivotal study in refractory APL in the first half of 2007. The study will be designed to collect pharmacokinetic, safety and efficacy data in approximately 12 to 16 patients. We anticipate that this study would take approximately six months to complete. We believe that this study, in combination with the data from the two Japanese studies, would form the basis of a U.S. New Drug Application to be filed by us. If the results of the study are positive, we believe that we would be able to file the NDA with the FDA in early 2008.

In addition, a phase III study is currently being conducted in Japan by the Japan Adult Leukemia Group comparing ATRA to Tamibarotene for the maintenance treatment of APL. If positive, these data could potentially form the basis of a supplemental NDA application by us.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description of Document
99.1	Press release dated December 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: December 7, 2006	/s/ Steven Kelly
Steven Kelly
President and Chief Executive Officer